Exhibit 99.1

Magnetek Announces Fiscal 2008 Second Quarter Results

MENOMONEE FALLS, Wisc.--(BUSINESS WIRE)--Magnetek, Inc. (“Magnetek” or the “Company”) (NYSE: MAG) today reported the results of its fiscal 2008 second quarter ended December 30, 2007.

Second Quarter Results

In its fiscal 2008 second quarter Magnetek recorded revenue of $29.0 million compared to $27.6 million in the second quarter of fiscal 2007. Second quarter gross profit amounted to $7.2 million (25% of sales) and reflects one-time expenses of $0.5 million related to initial deliveries of wind inverters. Prior year second quarter gross profit was $7.1 million (26% of sales) and includes the impact of $0.9 million in restructuring costs related to the relocation of the Company’s telecom power operations to Menomonee Falls, WI.

Operating costs, including research and development (R&D) and selling, general and administrative (SG&A) expense, amounted to $5.7 million in the current-year quarter, a significant decrease from $10.8 million in the prior-year period. Income from operations was $1.4 million in the second quarter of fiscal 2008 compared to a loss from operations of $3.7 million in the second quarter of fiscal 2007.

Income from continuing operations, net of taxes, in the second quarter of fiscal 2008 amounted to $1.4 million or $.05 per share compared to a loss from continuing operations of $4.6 million or a $.16 loss per share in the fiscal 2007 second quarter.

Income from discontinued operations was $1.2 million or $.04 per share in the second quarter of fiscal 2008, and reflects the impact of a settlement gain of $1.4 million with Federal-Mogul Corporation (“Federal-Mogul”, see Discontinued Operations Settlement Gain). Loss from discontinued operations in the second quarter of fiscal 2007 was $1.6 million or a $.06 loss per share, due mainly to the operating results of the power electronics business prior to its divestiture in October 2006.

Including the results of discontinued operations, Magnetek reported net income of $2.6 million or $.08 per share on a diluted basis in the second quarter of fiscal 2008 compared to a net loss of $6.2 million or a $.21 loss per share in the second quarter of fiscal 2007.

Operations and Outlook

Magnetek’s fiscal 2008 second quarter sales of nearly $29 million represented an 11% increase sequentially (quarter-to-quarter) and a 5% year-over-year increase. The Company’s Material Handling product line reported record quarterly sales of $18.2 million and the Company delivered 16 E-Force™ wind power inverters with a sales value of $1.9 million. The increased sales combined with reduced operating expenses led to a significant year-over-year improvement in operating results.

Historically, the second quarter has been relatively strong in Material Handling, and growing demand for overhead material handling automation systems and the Company’s new OmniPulse™ direct-current digital drives contributed to the record performance. Bookings in the second quarter were $17.0 million compared to $15.3 million in the second quarter of fiscal 2007. Already a leader in breadth of control products and services for the material handling industry, on February 5, 2008 the Company announced its acquisition of the assets and business of Enrange LLC (Canonsburg, PA), a wireless control manufacturer providing radio remote controls for the material handling, industrial, hydraulic and rock mining industries, thereby broadening its wireless control product portfolio.

Lower sales volume both sequentially and year-over-year impacted Elevator Systems results in the quarter. While the Company’s energy saving Quattro™ product line continues to be favorably received and the systems in service are performing well, the sales ramp-up continues more slowly than originally anticipated.

Sales volume and customer concentration continue to be factors in Telecom Power, and the December quarter has historically been a seasonally slow period for bookings and sales. Additional cost reduction actions have been implemented to further scale back the operations to a size commensurate with sales volumes.

Energy Systems’ quarterly revenue was nearly $3.0 million, an increase of $1.3 million from the prior year second quarter, as sales of E-Force™ wind power inverters more than offset a sales decline in mining drives. Energy Systems revenue should increase sequentially in the current (March) quarter as Magnetek begins to deliver on an order for fuel cell power inverters in addition to scheduled wind power inverter shipments.

Total bookings for the second quarter were $25.2 million and order backlog at December 30, 2007 was $18.0 million compared to a December 2006 backlog of $18.3 million. Due primarily to shipments of wind inverters, revenue is expected to grow approximately 10% on a year-over-year basis in the third fiscal quarter of 2008. Third quarter operating profits are expected to increase as compared to the same period in the prior fiscal year due to expected higher revenue and gross profit than the prior year third quarter. The third quarter has historically been seasonally slow in Material Handling, and accordingly, consolidated revenue is expected to decrease on a sequential basis from the second quarter. However, gross margin as a percentage of sales is expected to increase sequentially, and as a result, the Company expects third fiscal quarter earnings to be comparable to second quarter results.

Discontinued Operations Settlement Gain

Magnetek has been named in asbestos-related lawsuits associated with businesses previously acquired by the Company but which are no longer owned. During the Company’s ownership, none of these businesses produced or sold products containing asbestos and as a result, the Company aggressively seeks dismissal from these proceedings. Magnetek also filed claims in the Federal-Mogul bankruptcy proceedings to recover costs associated with the defense of these claims.

In May 2007, Magnetek and Federal-Mogul entered into a settlement agreement under which the Company is entitled to receive amounts from an insurance settlement trust established under Federal-Mogul’s reorganization plan, which plan was approved by the bankruptcy court on December 27, 2007. Under the terms of the settlement agreement, Magnetek is to receive 15% of the first $20 million and 10% of the next $25 million of deposits to the trust, up to a maximum of $5.5 million.

In January 2008, Magnetek received a payment of approximately $1.4 million from the trust. The amount represents primarily the recovery of previously incurred legal fees for the defense of these asbestos-related lawsuits and is included in income from discontinued operations in the second quarter of fiscal 2008. In the event the Federal-Mogul settlement trust receives additional funds in the future, Magnetek will be entitled to receive a percentage of those funds based on the terms described above.

Company Webcast

This morning, at 11:00 a.m. Eastern time, Magnetek management will host a conference call to discuss Magnetek’s fiscal 2008 second quarter results. The conference call will be carried live and a replay of the call will be available on the “Investor Relations” page of Magnetek’s website www.magnetek.com for ninety days or as the call and its content remain timely. A replay of the call also will be available through Wednesday, February 13 by phoning 617-801-6888 (passcode 79433174).

Magnetek, Inc. (NYSE: MAG) manufactures digital power and motion control systems used in material handling, people moving, wireless communications and energy delivery. The Company is headquartered in Menomonee Falls, WI in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, PA, Canonsburg, PA and Mississauga, Ontario, Canada as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s anticipated financial results for future periods, including the fiscal year ending June 29, 2008. These forward-looking statements are based on the Company’s expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, communications and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates. Other factors that could cause actual results to differ materially from expectations are described in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
	December 30,	December 31,	December 30,	December 31,
Results of Operations:	2007	2006	2007	2006
Net sales	$28,968	$27,578	$55,078	$53,533
Cost of sales	21,811	20,519	40,638	39,054
Gross profit	7,157	7,059	14,440	14,479
Research and development (1)	921	1,588	1,764	2,807
Selling, general and administrative (1)	4,795	9,189	10,311	16,586
Income (loss) from operations	1,441	(3,718)	2,365	(4,914)
Interest income (2)	(316)	(905)	(672)	(1,193)
Interest expense (3)	117	1,057	260	2,133
Other expense (4)	-	325	-	325
Income (loss) from continuing operations before provision for income taxes	1,640	(4,195)	2,777	(6,179)
Provision for income taxes	219	373	523	649
Income (loss) from continuing operations	1,421	(4,568)	2,254	(6,828)
Income (loss) from discontinued operations (5)	1,159	(1,647)	825	(2,581)
Net income (loss)	$2,580	$(6,215)	$3,079	$(9,409)

Per common share - basic and diluted:
Income (loss) from continuing operations	$0.05	$(0.16)	$0.07	$(0.23)
Income (loss) from discontinued operations	$0.04	$(0.06)	$0.03	$(0.09)
Net income (loss) per common share - basic	$0.09	$(0.21)	$0.10	$(0.32)
Net income (loss) per common share - diluted	$0.08	$(0.21)	$0.10	$(0.32)

Weighted average shares outstanding:
Basic	30,270	29,264	30,302	29,138
Diluted	30,474	29,264	30,521	29,138
(1)

Includes a $1.9 million charge for severance and a $1.1 million additional charge for stock compensation in periods ended December 31, 2006 for headcount reductions and other actions related to reorganization following the divestiture of the Company's power electronics business.

(2)	Includes $0.3 million in interest income in periods ended December 31, 2006 related to a previous tax settlement.
(3)	Includes a $0.7 million charge for write-off of deferred financing assets related to early repayment of debt in periods ended December 31, 2006.
(4)	Includes a $0.3 million prepayment penalty related to early repayment of debt in periods ended December 31, 2006.
(5)	Includes $1.4 million in income related to a legal settlement in periods ended December 30, 2007.

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	December 30,	December 31,	December 30,	December 31,
Other Data:	2007	2006	2007	2006
Depreciation	$347	$343	$656	$691
Amortization expense (included in interest expense)	107	823	214	1,035
Capital expenditures	348	232	733	275

	December 30,
	2007	July 1,
Balance Sheet Data:	(Unaudited)	2007
Working capital (excluding current portion of LTD)	$27,677	$21,982
Total assets	106,780	104,738
Total long-term debt (including current portion)	26	32
Common stockholders' equity	47,533	41,473

Magnetek, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,
	2007	July 1,
	(Unaudited)	2007
Cash	$5,270	$5,404
Restricted cash	22,259	22,852
Accounts receivable	18,227	18,104
Inventories	17,424	16,201
Prepaid and other	4,132	1,900
Total current assets	67,312	64,461

Property, plant & equipment, net	4,392	4,302
Goodwill	28,254	28,187
Other assets	6,822	7,788
Total assets	$106,780	$104,738

Accounts payable	$11,088	$12,238
Accrued liabilities	5,945	7,639
Accrued arbitration award	22,602	22,602
Current portion of long-term debt	11	11
Total current liabilities	39,646	42,490

Pension benefit obligations, net	14,368	15,965
Long-term debt, net of current portion	15	21
Other long-term liabilities	1,688	1,709
Deferred income taxes	3,530	3,080

Common stock	304	301
Additional paid-in capital	135,504	134,449
Accumulated deficit	(11,744)	(14,823)
Accumulated other comprehensive loss	(76,531)	(78,454)
Total stockholders' equity	47,533	41,473

Total liabilities and stockholders' equity	$106,780	$104,738

CONTACT:
Magnetek, Inc.
Marty Schwenner, 262-703-4282
mschwenner@magnetek.com